AMENDMENT TO MASTER INVESTMENT ADVISORY AGREEMENT

This amendment (the “Amendment”) to the Master Investment Advisory Agreement is made and entered into as of October 2, 2018 between RBC Global Asset Management (U.S.) Inc., a Minnesota corporation (the “Adviser”) and RBC Funds Trust, a Delaware statutory trust (the “Trust”) on behalf of its series listed on Exhibit A (each a “Fund”) and hereby amends that certain Master Investment Advisory Agreement dated September 1, 2011.

WHEREAS, the Trust and the Adviser have entered into the Agreement relating to the Funds; and

WHEREAS, the Adviser proposed reducing the advisory fee for certain of the Funds; and

WHEREAS, the Adviser and the Trust desire to amend the Agreement to reflect these changes.

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

SECTION 1. EXHIBIT A. Exhibit A of the Agreement is hereby amended and restated, as attached.

SECTION 2. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.	RBC FUNDS TRUST

By:	By:
Name: Carol Kuha	Name: Kathleen A. Gorman
Title: COO	Title: President